Exhibit 5.1

May 11, 2012

Cempra, Inc.

6340 Quadrandgle Drive, Suite 100

Chapel Hill, North Carolina 27517-8149

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Cempra, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,242,131 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). We understand the Shares are to be issued pursuant to the Company’s Sixth Amended and Restated 2006 Stock Plan and the Company’s 2011 Equity Incentive Plan, each as may be amended from time to time (the “Plans”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As the Company’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the Plans.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WYRICK ROBBINS YATES & PONTON LLP